Exhibit 99.1


  Per-Se Technologies Reports Q2 Continuing Operations EPS of $.12;
                  Raises Full Year Earnings Guidance

    Business Editors

    ATLANTA--(BUSINESS WIRE)--July 30, 2003--

                     Refinancing Initiative Begun

    Per-Se Technologies, Inc. (Nasdaq: PSTI), a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity to the healthcare industry, today released its results for the second quarter ended June 30, 2003.
    The Company reported revenue of $85.4 million, operating income of $8.3 million, or 9.7% of revenue, and income from continuing operations of $3.8 million, or $.12 per share on a fully diluted basis, for the second quarter. The Patient1 product line, sold during July, has been classified as discontinued operations for all periods presented. Including the Patient1 business in the quarter, the Company's fully diluted earnings per share were $.10, which is in line with previously issued guidance of $.09 to $.12 per share.
    For comparison purposes, in the second quarter of 2002, the Company reported revenue of $82.4 million and operating income of $6.5 million, or 7.9% of revenue. Income from continuing operations in the prior year quarter was $1.8 million, or $.06 per share on a fully diluted basis.
    During the second quarter of 2003 and 2002, the Company incurred approximately $0.9 million, or $.03 per share on a fully diluted basis, and $0.5 million, or $.01 per share on a fully diluted basis, respectively, in costs associated with significantly increased insurance premiums and expenses associated with the litigation against its former insurance underwriters, Lloyd's of London (Lloyd's), following Lloyd's attempted policy rescission in May 2002.
    "The underlying profitability of our business continues to be strong. Income from continuing operations in the second quarter increased more than 100% over the second quarter of last year," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "New business sold in the quarter was strong with good sales momentum."

    Refinancing Initiative Begun

    The Company also announced today that it has begun the process to refinance its outstanding $160 million 9 1/2% senior notes. The Company will use the proceeds from its Patient1 product line divestiture to retire a portion of the notes and anticipates using bank debt to refinance the remaining outstanding notes. The Company is working with top tier financial institutions and anticipates completing the refinancing and retirement of the senior notes near the end of the third quarter. The Company expects that the new debt will be at interest rates of 5% to 6%, based on current market conditions.
    "The further deleveraging of our balance sheet and the refinancing of our remaining debt are significantly accretive to earnings and will improve our cash flow," stated Pead. "These proactive steps further strengthen our financial position and flexibility."

    Year-To-Date Results

    Revenue and operating income for the six months ended June 30, 2003, were $167.5 million and $15.3 million, or 9.1% of revenue, respectively, compared with revenue of $162.3 million and operating income of $13.3 million, or 8.2% of revenue, for the six months ended June 30, 2002. The Company reported income from continuing operations on a year-to-date basis of $5.9 million, or $.19 per share on a fully diluted basis, compared with income from continuing operations of $3.9 million, or $.12 per share, in the prior year period.
    On a full year basis, the Company incurred significantly increased insurance premiums and litigation expenses related to its matter with Lloyd's of $2.2 million for the six months ended June 30, 2003, and $0.5 million in the comparable prior year period.
    Cash flow from continuing operations for the six months ended June 30, 2003, was $9.2 million compared to $3.8 million for the six months ended June 30, 2002. Cash flow for the first six months of 2003 was negatively impacted by approximately $3.9 million related to the dispute with Lloyd's.

    Segment Performance

    The Physician Services division reported revenue and operating income of $61.3 million and $8.2 million, or 13.4% of revenue, respectively, for the second quarter of 2003 compared to revenue and operating income of $58.6 million and $5.5 million, or 9.4% of revenue, respectively, for the second quarter of 2002. Revenue in the division increased approximately 5% over the second quarter of 2002 and operating profitability increased approximately 49% over the prior year period.
    Physician Services had a net backlog of approximately $5 million as of June 30, 2003. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received.
    "New business sold in the quarter was more than double the bookings in the second quarter of last year," stated Pead. "Our sales force continues to gain momentum, achieving one of our highest sales quarters."
    The e-Health Solutions division reported revenue and operating income of $17.5 million and $1.2 million, respectively, in the second quarter of 2003. By comparison, revenue and operating income in the second quarter of 2002 were $17.1 million and $2.3 million, respectively.
    As reported, revenue in the division increased approximately 2% in the second quarter over the second quarter of the prior year. As discussed in the first quarter earnings release, the phasing out of a large print and mail customer, whose business was not related to medical claims, began in the second half of 2002. The loss of this client negatively impacted year-over-year revenue comparisons. In addition, as outlined last quarter, the Company is in the process of converting the customers of its ASP-based physician practice management solution onto a new platform. Revenue for this product line was down slightly year over year due to this conversion effort. Excluding these two items, revenue in the e-Health Solutions division increased approximately 11% on a year-over-year basis. During the second quarter of 2003, medical-related transaction volume in the division increased approximately 15% over the second quarter of 2002.
    "e-Health's revenue is comprised of recurring transaction revenue and one-time license revenue. New sales of transaction-based solutions during the second quarter exceeded our expectations. License sales however, were affected by a longer sales cycle as hospitals focus on HIPAA readiness. While hospitals have delayed these purchases, we expect these sales to close in the second half of the year."
    Operating margins in the e-Health Solutions division were 7.0%, compared to 13.7% in the second quarter of 2002. During the second quarter of 2003, the division incurred approximately $0.9 million in conversion costs associated with its ASP-based physician practice management solution. Excluding these costs, operating income in the quarter was $2.1 million, or 12.1% of revenue. Also negatively impacting margins on a year-over-year basis were anticipated investments in the division's infrastructure as well as staff additions, particularly in the sales and marketing area, in the latter part of 2002 and early 2003, to support the division's growth and product initiatives. The Company expects operating margins for this business segment to return to the mid-to-high teens in the second half of the year.
    The Application Software division, which includes the Resource1 and Business1 product lines, reported revenue and operating income of $10.1 million and $3.0 million, or 29.8% of revenue, respectively, for the quarter ended June 30, 2003. This compares to revenue and operating income of $10.0 million and $2.2 million, or 21.6% of revenue, respectively, for the quarter ended June 30, 2002. Including the divested Patient1 product line, revenue and operating income were $16.7 million and $2.5 million, or 14.7% of revenue, respectively for the second quarter of 2003 compared to $16.5 million and $2.4 million, or 14.4% of revenue, for the second quarter of 2002.
    "During June, we completed the second sale of our Business1 patient financial management solution. We believe that new patient accounting systems will be a future growth area for enterprise-wide hospital technology solutions and that we are well positioned to take advantage of this growth," stated Pead.

    Patient1 Sale Completed

    On July 28, 2003, the Company announced it had completed the sale of its Patient1 clinical product line to Misys Healthcare Systems, a division of Misys plc (London: MSY.L).
    During the second quarter of 2003, the Patient1 product line had revenue of $6.6 million and an operating loss of $0.5 million, or a negative $.02 per share on a fully diluted basis. For comparison purposes, in the second quarter 2002 Patient1 had revenue of $6.5 million and an operating profit of $0.2 million, or minimal impact on earnings per share on a fully diluted basis. On a year-to-date basis, Patient1 had revenue of $13.1 million and an operating loss of $1.0 million for 2003 compared to revenue of $12.1 million and an operating loss of $0.4 million for the first six months of 2002.
    The sales price of Patient1 was $30 million in cash. Net proceeds from the transaction are estimated to be in the range of $26 million to $28 million, and the Company anticipates recognizing a gain on the sale in excess of $11 million during the third quarter, both of which are subject to finalizing the closing balance sheet.
    "The sale of Patient1 was not only accretive to our bottom line but also provides us the opportunity to sharpen our focus around the administrative functions of the healthcare market," stated Pead.

    Status of Lloyd's of London Matter

    As previously reported, the Company is in litigation with Lloyd's following its attempt in May 2002 to rescind certain Errors & Omissions Liability Policies ("E&O" policies) and Directors and Officers Liability Policies ("D&O" policies) issued by Lloyd's to the Company for the period December 31, 1998, to June 30, 2002.
    At the time of Lloyd's attempted rescission, the Company immediately obtained new one-year E&O and D&O policies. As the carriers were unable to complete their standard due diligence process, pricing for the new insurance coverage was significantly above market rates. As anticipated, the Company signed new policies during June 2003, with annual premiums that are at a substantial savings to the previous one-year policies. These savings were factored into the guidance previously issued by the Company. Expenses incurred associated with the Lloyd's matter going forward are expected to be limited to litigation costs to pursue the Company's claims against Lloyd's.
    During June, the Court ordered the parties to non-binding mediation, which is to be completed by October 30, 2003. At that time, the Court also set a trial date of February 17, 2004, for the Company's litigation with Lloyd's.
    The Company believes that Lloyd's attempt to rescind the policies is without merit, and the Company is pursuing the matter vigorously, asserting all appropriate claims against Lloyd's.
    "While the court date is later than we hoped, we are pleased that the court ordered mediation to be completed by the end of October," stated Pead.

    Realignment of Operations - Focus on Physicians and Hospitals

    The Company also announced today that it has realigned its operations to better focus on its core healthcare constituents - physician practices and hospitals.
    As part of the realignment, the Company's ASP-based physician practice management solution, named MedAxxis, which has historically been included in the e-Health Solutions division, is now part of the Physician Services division. This combination provides operational leverage and enables us to offer front-end solutions for both hospital- and office-based physician groups. These large physician groups require both front-office functionality for scheduling and back-end services for accounts receivable management. By combining front-office and back-end solutions and services, we are now able to sell to a new segment of the physician market.
    To better serve the hospital marketplace, the Company has formed the Hospital Services division through the combination of the e-Health Solutions and Application Software divisions. The products of both groups focus on optimizing the revenue cycle and improving administrative efficiencies for hospitals. Combining these offerings allows Per-Se to better leverage our solutions and provides an organizational structure through which to broaden the Company's offerings to hospitals.
    "The common focus for all our products, whether to physician practices or hospitals, is to optimize reimbursement and improve profitability. The realignment of our operations around our core customer groups opens up exciting long-term revenue opportunities for us and our provider clients," stated Pead.

    Outlook

    For the full year 2003, the Company is increasing fully diluted earnings per share guidance to $.50 to $.60, up from previous earnings per share guidance of $.45 to $.55. This guidance excludes anticipated savings resulting from refinancing the Company's senior notes with lower rate new debt and related debt retirement costs. Additionally, guidance excludes approximately $0.8 million in anticipated restructuring expenses in the second half of the year associated with the Patient1 sale and the Company's new organizational structure. The Company's guidance excludes any gain on the sale of Patient1.
    Full year earnings per share guidance includes the absorption of increased insurance premiums in the first half of 2003 as well as expenses related to the litigation against Lloyd's. Given the February 2004 trial date, the Company now expects full year expenses related to the Lloyd's matter to be approximately $3.5 million to $4 million, or $.11 to $.13 per share on a fully diluted basis.
    By quarter, the Company expects fully diluted earnings per share to be in the range of $.14 to $.16 for the third quarter and $.20 to $.25 for the fourth quarter.
    By segment, the Company expects revenue growth in the realigned Physician Services division to be at or slightly below 8% year over year, or near the low end of previously provided guidance of 8% to 10%. Operating margins for the division are expected to be between 12.0% and 12.5%. The practice management product conversion costs negatively impact the division's margins on a full year basis, as this business has now been included in the Physician Services division.
    For the Hospital Services division, the Company expects full year revenue growth of 8% to 10% and operating margins in the range of 19% to 20%. For comparison purposes, the Hospital Services division had full year 2002 revenue of $95.3 million and operating margins of 19.0%. The divested Patient1 product line generated top line revenue growth with poor profitability. The products of the former e-Health Solutions division continue at a growth rate in the mid-to-high teens. The products of the former Application Software division have forecasted single-digit revenue growth rates with operating margins in the high 20% range.
    On a full year consolidated basis, the Company expects revenue growth of approximately 8%. The Company expects consolidated operating margins in the range of 10% to 11%, which is 20% to 30% higher than the prior year.
    The Company continues to forecast generating free cash flow (a non-GAAP measure defined as net cash provided by continuing operations less investments in capitalized software development costs and capital expenditures) in excess of $15 million for 2003.
    "Our underlying operational earnings will nearly double over our 2002 performance," stated Pead. "We have had a productive year so far, taking steps that improve our profitability and cash flow, as well as realigning our organization with our focus of improving the business of healthcare for physicians and hospitals. I am excited about Per-Se's prospects and our ability to add value for our shareholders and our clients."

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 10 a.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investor section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    Historical Financial Information on www.per-se.com

    Additional historical financial information, including the presentation by quarter with the new organizational structure and the Patient1 product line classified as discontinued operations, is available on the Company's website at www.per-se.com in the Investors Section under the Webcasts link.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity for the healthcare industry. Atlanta-based Per-Se enables integrated delivery systems and physician practices to optimize the quality of care delivered and profitability of business operations. The leading provider of business management outsourcing services to physicians, Per-Se supports approximately 47,000 physicians and 2,000 healthcare organizations. Per-Se processes more than 240 million medical transactions annually. Additional information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations and the costs or outcome of litigation as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue backlog projections, revenue projections, operating income projections, operating margin projections, earnings per share projections, cash flow projections, restructuring expenses, the timing and anticipated interest rates of refinancing initiatives, net proceeds and gain on sale related to the Patient1 product line divestiture, and the outcome, costs and earnings and cash flow impact of litigation. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to successfully implement sales backlog, lack of revenue growth, client discontinuances, finalization of the Patient1 product line closing balance sheet, adverse market conditions that would impact refinancing plans and adverse developments with respect to litigation or increased costs and with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement included in the Company's Form 10-Q for the quarter ended March 31, 2003, and Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that earnings per share from continuing operations including Patient1, e-Health Solutions segment operating income and operating margin, excluding ASP-based conversion costs, guidance for earnings per share from continuing operations, excluding restructuring expenses and free cash flow guidance are additional meaningful measures of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

                       PER-SE TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           SEGMENT REPORTING - PREVIOUS OPERATING STRUCTURE
                       (unaudited, in thousands)


                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                      2003    2002      2003     2002
                                    ------- -------  -------- --------
Revenue
 Physician Services                $61,265 $58,566  $120,224 $115,071
 e-Health Solutions                 17,450  17,057    34,399   32,842
 Application Software (1)           10,091   9,981    19,476   20,415
 Eliminations                       (3,377) (3,211)   (6,614)  (6,073)
                                    ------- -------  -------- --------
   Consolidated                    $85,429 $82,393  $167,485 $162,255
                                    ======= =======  ======== ========

Operating Income
 Physician Services                $ 8,201 $ 5,514  $ 15,543 $ 10,097
 e-Health Solutions                  1,224   2,331     2,574    4,563
 Application Software (1)            3,001   2,155     5,196    5,098
 Corporate                          (4,112) (3,462)   (7,991)  (6,442)
                                    ------- -------  -------- --------
   Consolidated                    $ 8,314 $ 6,538  $ 15,322 $ 13,316
                                    ======= =======  ======== ========


    (1) The Patient1 product line has been classified as discontinued operations for all periods presented and, therefore, is not included in the Application Software division segment.

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)



                                               June 30,   December 31,
                                                  2003        2002
                                              ----------- ------------
Assets
Cash and cash equivalents                    $    30,526 $     46,748
Restricted cash                                    4,409        4,296
Accounts receivable, net                          48,753       45,415
Other current assets                              11,573       10,638
Property and equipment                            18,154       19,718
Other intangible assets                           27,395       29,263
Goodwill                                          32,549       32,549
Other                                              4,097        3,486
Net assets of discontinued operations             21,485       17,358
                                              ----------- ------------
                                             $   198,941 $    209,471
                                              =========== ============

Liabilities and Stockholders' Deficit
Current liabilities                          $    44,457 $     61,553
Deferred revenue                                  18,858       17,636
Long-term debt                                   160,000      160,000
Other long-term obligations                        1,863        2,141
Net liabilities of discontinued operations         7,485        7,393
Stockholders' deficit                            (33,722)     (39,252)
                                              ----------- ------------
                                             $   198,941 $    209,471
                                              =========== ============


              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands except per share data)



                                 Three months ended  Six months ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                     2003     2002     2003      2002
                                 --------- -------- -------- ---------

Revenue                         $  85,429 $ 82,393 $167,485 $ 162,255
                                 --------- -------- -------- ---------

Salaries and wages                 49,017   47,822   97,152    94,069
Other operating expenses           23,379   22,679   45,500    44,454
Depreciation                        2,449    2,874    5,010     5,714
Amortization                        2,270    2,480    4,501     4,702
Interest expense, net               4,165    4,501    8,791     8,962
                                 --------- -------- -------- ---------
      Total expenses               81,280   80,356  160,954   157,901
                                 --------- -------- -------- ---------

Income before income taxes          4,149    2,037    6,531     4,354
Income tax expense                    378      203      662       425
                                 --------- -------- -------- ---------
Income from continuing
 operations                         3,771    1,834    5,869     3,929
                                 --------- -------- -------- ---------
(Loss) income from discontinued
 operations, net of tax -
 Patient1                            (599)     188   (1,108)     (507)
(Loss) income from discontinued
 operations, net of tax - Other      (223)      --     (234)     (101)
                                 --------- -------- -------- ---------
      Net income                $   2,949 $  2,022 $  4,527 $   3,321
                                 ========= ======== ======== =========

Basic net income (loss) per
 common share:
    Income from continuing
     operations                 $    0.13 $   0.06 $   0.20 $    0.13
    (Loss) income from
     discontinued operations,
     net of tax - Patient1          (0.02)    0.01    (0.04)    (0.02)
    (Loss) income from
     discontinued operations,
     net of tax - Other             (0.01)      --    (0.01)       --
                                 --------- -------- -------- ---------
    Net income                  $    0.10 $   0.07 $   0.15 $    0.11
                                 ========= ======== ======== =========

Weighted average shares used in
 computing basic earnings per
 share                             30,238   30,049   30,205    30,020
                                 ========= ======== ======== =========

Diluted net income per common
 share:
    Income from continuing
     operations                 $    0.12     0.06 $   0.19      0.12
    (Loss) income from
     discontinued operations,
     net of tax - Patient1          (0.02)      --    (0.04)    (0.02)
    (Loss) income from
     discontinued operations,
     net of tax - Other             (0.01)      --    (0.01)       --
                                 --------- -------- -------- ---------
    Net income                  $    0.09     0.06 $   0.14      0.10
                                 ========= ======== ======== =========

Weighted average shares used in
 computing diluted earnings per
 share                             31,866   32,491   31,452    32,509
                                 ========= ======== ======== =========


                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)



                                                    Six Months Ended
                                                        June 30,
                                                  --------------------
                                                       2003      2002
                                                   --------- ---------
Cash Flows From Operating Activities:
Net income                                        $   4,527 $   3,321
Adjustments to reconcile net income to cash
    provided by (used for) operating activities:
        Depreciation and amortization                 9,511    10,416
        Loss from discontinued operations             1,342       608
        Changes in assets and liabilities,
         excluding effects
             of acquisitions and divestitures        (6,174)  (10,499)
                                                   --------- ---------
    Net cash provided by continuing operations        9,206     3,846
    Net cash used for discontinued
            operations                               (4,563)   (3,387)
                                                   --------- ---------
    Net cash provided by operating activities         4,643       459
                                                   --------- ---------

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired                      (36)   (1,603)
Purchases of property and equipment                  (3,654)   (4,547)
Software development costs                           (3,294)   (3,505)
Other                                                   ---        45
                                                   --------- ---------
    Net cash used for investing activities           (6,984)   (9,610)
                                                   --------- ---------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options           1,139       607
Repayments of debt                                  (15,020)      (35)
                                                   --------- ---------
    Net cash (used for) financing activities        (13,881)      572
Cash and Cash Equivalents:
Net change in cash                                  (16,222)   (8,579)
Balance at beginning of period                       46,748    36,493
                                                   --------- ---------
Balance at end of period                          $  30,526 $  27,914
                                                   ========= =========


                       PER-SE TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           SEGMENT REPORTING - REALIGNED OPERATING STRUCTURE
                       (unaudited, in thousands)



                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------- ------------------
                                     2003     2002      2003     2002
                                  -------- --------  -------- --------
Revenue
 Physician Services              $ 64,082 $ 61,696  $125,958 $121,252
 Hospital Services                 24,724   23,908    48,141   47,075
 Eliminations                      (3,377)  (3,211)   (6,614)  (6,073)
                                  -------- --------  -------- --------
   Consolidated                  $ 85,429 $ 82,393  $167,485 $162,254
                                  ======== ========  ======== ========

Operating Income
 Physician Services              $  7,699 $  5,993  $ 14,842 $ 10,944
 Hospital Services                  4,727    4,007     8,471    8,814
 Corporate                         (4,112)  (3,462)   (7,991)  (6,442)
                                  -------- --------  -------- --------
   Consolidated                  $  8,314 $  6,538  $ 15,322 $ 13,316
                                  ======== ========  ======== ========


    Note: The Patient1 product line has been classified as discontinued operations for all periods presented and, therefore, is not included in the Hospital Services division segment.

              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
      RECONCILIATION OF EPS FROM CONTINUING OPERATIONS, INCLUDING
              PATIENT1 TO EPS FROM CONTINUING OPERATIONS
                       (unaudited, in thousands)



                                                   Three Months Ended
Diluted net income per common share:                  June 30, 2003
                                                   ------------------

Income from continuing operations                          $    0.12
Income from discontinued operations - Patient1                 (0.02)
                                                            ---------
  Income including Patient1                                $    0.10

Income from discontinued operations - Other                    (0.01)
                                                            ---------
Net Income                                                 $    0.09
                                                            ---------


    EPS from continuing operations, including Patient1

    The Company has provided earnings per share from continuing operations, including Patient1, to facilitate comparisons to previously issued guidance that included the Patient1 product line. The Patient1 product line sale was announced on June 19, 2003, and closed on July 28, 2003. Previously issued guidance by the Company included the Patient1 product line. In accordance with generally accepted accounting principles, the Patient1 product line was classified as discontinued operations for all periods presented. While the Company has provided earnings per share from continuing operations, including Patient1, to facilitate comparisons to previously issued guidance, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
   RECONCILIATION OF E-HEALTH SOLUTIONS OPERATING INCOME, EXCLUDING
               ASP CONVERSION COSTS TO OPERATING INCOME
                       (unaudited, in thousands)



                                                    Three Months Ended
                                                      June 30, 2003
                                                   -------------------

Operating income, excluding ASP conversion costs           $    2,113
   Operating margin, excluding ASP conversion
    costs                                                        12.1%

ASP conversion costs                                              889
                                                            ----------

Operating income                                           $    1,224
                                                            ----------
  Operating margin                                                7.0%


    Operating income, excluding ASP conversion costs, for e-Health Solutions division
    The Company believes operating income, excluding ASP conversion costs, for the e-Health Solutions division is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding the significant costs associated with converting the division's 4,000 physician practice management customers onto a new Web-based platform. These expenses are special in nature and will be eliminated upon completion of the project. Internally, the Company uses this measure to evaluate the operational performance of the division. While the Company believes operating income, excluding ASP conversion costs, is a meaningful, useful measure, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
     RECONCILIATION OF GUIDANCE - EPS FROM CONTINUING OPERATIONS,
  EXCLUDING RESTRUCTURING EXPENSES TO EPS FROM CONTINUING OPERATIONS
                       (unaudited, in thousands)



                                                     Full Year Ended
Full Year Guidance:                                 December 31, 2003
                                                   -------------------

EPS from continuing operations, excluding
 restructuring                                          $0.50 - $0.60
Estimated restructuring expenses                       (0.02) - (0.03)

                                                   -------------------
EPS from continuing operations                          $0.48 - $0.57
                                                   -------------------


    EPS from continuing operations, excluding restructuring expenses - guidance
    The Company believes earnings per share from continuing operations, excluding restructuring expenses, is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding the costs associated with the divestiture of the Patient1 product line and the reorganization of the Company's operating structure. These expenses are special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. While the Company believes earnings per share from continuing operations, excluding restructuring expenses, is a meaningful, useful measure, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
            RECONCILIATION OF GUIDANCE - FREE CASH FLOW TO
                CASH PROVIDED BY CONTINUING OPERATIONS
                       (unaudited, in thousands)



                                                        Year Ended
                                                     December 31, 2003
                                                    ------------------
Free cash flow                                               $15,000+

Purchases of property and equipment and
     software development costs                       15,000 - 17,000

                                                    ------------------
Net cash used for continuing operations             $30,000 - 32,000+
                                                    ==================


    Free Cash Flow

    The Company believes free cash flow is a meaningful measure of operating performance. Defined as net cash provided by continuing operations less investments in capitalized software development costs and capital expenditures, free cash flow illustrates the operating cash flow generated by the business after investments in the Company's infrastructure and products have been made. Internally, the Company uses this measure to evaluate the operational performance of the business on a consolidated basis. Free cash flow is also used in the determination of incentive compensation for various of the Company's management personnel. While the Company believes free cash flow is a meaningful, useful measure, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

    CONTACT: Per-Se Technologies, Atlanta
             Michele Howard, 770/444-5603
             michele.howard@per-se.com